UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BARNES & NOBLE EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-0599018
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

120 Mountain View Blvd., Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NYSE
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

BARNES & NOBLE EDUCATION, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.    Description of Registrant’s Securities to be Registered.
On July 13, 2020, Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), entered into the First Amendment to Rights Agreement (the “Amendment”) by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), that amends the Rights Agreement, dated as of March 25, 2020 (the “Rights Agreement”), by and between the Company and the Rights Agent.
The Amendment makes certain modifications to the Rights Agreement that give the Board of Directors of the Company (the “Board”) authority to grant certain exemptions under the Rights Agreement in the Board’s sole discretion, which exemptions may be granted by resolution of the Board in whole or in part, and may be subject to limitations or conditions to the extent the Board determines, in its sole discretion, necessary or desirable.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8‑K, filed on March 26, 2020. A copy of the Amendment has been filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on July 14, 2020. The foregoing descriptions of the Rights Agreement, as amended, and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on March 26, 2020, which are incorporated by reference herein.
Item 2.    Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of Barnes & Noble Education, Inc., filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 26, 2020, and incorporated by reference herein.

4.1
Rights Agreement dated as of March 25, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate, filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on March 26, 2020, and incorporated by reference herein.

4.2
First Amendment to Rights Agreement, dated as of July 13, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, filed as Exhibit 4.3 to the Annual Report on Form 10-K filed with the SEC on July 14, 2020, and incorporated by reference herein.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: July 14, 2020
BARNES & NOBLE EDUCATION, INC.
By: /s/ Michael C. Miller
Name: Michael C. Miller
Title: Chief Legal Officer and Executive Vice President, Corporate Affairs